EXHIBIT 10.19

Separation and Release Agreement

This Separation and Release Agreement (this “Agreement”) dated as of May 30, 2014, will be effective as of the lapse of the Revocation Period set forth in Section 9 hereof (the “Effective Date”), and is made and entered into by and between Andrzej Matyczynski (“Executive” or “you”) and Reading International, Inc., a Nevada corporation (“Reading” or the “Company”).

RECITALS:

WHEREAS, Executive has been employed by Reading and certain affiliates as its Chief Financial Officer (“CFO”), Treasurer and Corporate Secretary pursuant to the terms of an employment agreement dated October 28, 1999 (the “Employment Agreement”);

WHEREAS, you and the Company desire an appropriate strategy for you to retire and amicably end your career with the Company;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Resignation as Chief Financial Officer. Effective immediately upon request of the Company’s Chief Executive Officer (“CEO”) (the “Resignation Date”), you will resign as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary and from any and all other positions that you hold as an officer, director and/or manager of the Company and its various direct and indirect subsidiaries.  Your status as a corporate officer, director, manager or any fiduciary position (including as a fiduciary of any employee benefit plans sponsored by the Company or any affiliate) with the Company and all affiliates will end on the applicable Resignation Date and you hereby agree to submit your written resignation from any such offices and positions upon request on or after the Resignation Date, effective as of the Resignation Date.  You acknowledge and agree that your Resignation Date may differ from office to office and from position to position.

2. Transition Period Services.  Commencing on the date of this Agreement and continuing through the Retirement Date (defined below), Executive Agrees to continue to serve as the Company’s CFO and Principal Financial Officer for Securities Exchange Act reporting purposes until a successor CFO and/or Principal Financial Officer is appointed and to provide such advice and transition assistance to the  Company as the CEO of the Company may reasonably designate from time to time, including to continue to perform the duties of the CFO and Principal Financial Officer during the Transition Period on an “at will” basis (hereinafter, the “Services”).  Executive hereby agrees to execute as CFO and Principal Financial Officer all appropriate filings to be made by the Company under the Securities Exchange Act during the period prior to the effective date of the appointment of a successor CFO.  The period between the date of this Agreement and the Retirement Date is hereinafter referred to as the “Transition Period.”  During the Transition Period, Executive’s duties will be substantially the same as present, but may be limited from time to time by the CEO.  During the Transition Period, you agree to spend sufficient time on Company matters to perform the duties of the CFO and

Principal Financial Officer until a new CFO is appointed and to facilitate an orderly transition of responsibilities to the new CFO and, after a new CFO is appointed, to continue to make yourself available as needed, up to a full time basis, to attend to Company matters as requested from time to time.  Unless otherwise specified by the CEO, services will be performed at the Company’s executive headquarters building, in space provided by the Company.   The Company will provide for parking during the Transition Period.  It is anticipated that, unless otherwise agreed, Executive will be available at the Company’s executive headquarters building Monday through Thursday of each week. On each Friday during the Transition Period, Executive may provide Services remotely.  In providing the Services during the Transition Period, you will continue to be an employee of the Company but will not have the authority to speak on behalf of or bind the Company except as authorized by the CEO of the Company or as required to discharge your duties in connection with providing the Services and performing the duties of the CFO and Principal Financial Officer.  All compensation under this Agreement, including any compensation attributable to the Services, will be subject to tax withholding by the Company.  The Company may terminate this Agreement immediately and without prior notice if Executive refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.  Termination due to Executive’s wrongful refusal to perform any services, material breach of this Agreement or for criminal misconduct involving any felony, or any misdemeanor involving moral turpitude or a criminal violation of federal or state securities laws is referred to herein as “Termination for Cause”).  Executive’s “Retirement Date” will be the last day Services are provided during the period starting on the date of this Agreement and ending on September 1, 2014, or such earlier termination date.

3. Restrictive Covenants.  Due to Executive’s position with and relationship to the Company and its affiliates, Executive has had, and/or shall have, access to confidential or proprietary data or information of the Company and/or any affiliates of Company.  This confidential information includes, but is not limited to, the Company’s human resources and Executive-related information, strategic business plans, budgets, financial performance and financial statements, operational information, business and employment contracts, compensation information, and other information that the Company treats as confidential or proprietary.  Executive agrees he will not disclose or use the Company’s confidential or proprietary information.  Executive further agrees that the terms of any and all Company policies regarding trade secrets, confidential or proprietary information will continue to apply to him after the Retirement Date.  Executive understands that the Company may seek from a court of competent jurisdiction an injunction to prohibit such disclosure.  For so long as Executive is employed by the Company, and for a period of one year after the Retirement Date, Executive shall not directly or indirectly, either alone or in concert with others, solicit or entice any employee of the Company or any of its affiliates, or any independent contractor of the Company or any of its affiliates, which independent contractor is primarily engaged in business related to the Company or any of its affiliates, to leave or cease providing services to the Company or affiliate or to work for anyone in competition with the Company or its affiliates, except for any individual whose employment or business relations with the Company and/or any of its affiliates ceased at least six months prior to Executive’s solicitation or enticement of the individual.  The provisions of this Section 3 and the Company policies that relate to trade secrets, confidential and proprietary information and non-solicitation of employees will survive the termination of your employment and are incorporated in this Section 3 by reference (the “Restrictive Covenants”).  Payments to you under Section 4.1 and Section 4.2 will be conditioned on your continued compliance with the provisions of the Restrictive Covenants and the provisions of this Agreement.  In the event of any violation by you of the Restrictive Covenants or the provisions of this Agreement, no further payments will be made under Section 4.1 and no additional vesting will occur under Section 4.2.  Your right to any unpaid payments under Section 4.1 and any unvested equity awards under Section 4.2 will be forfeited.

4. Compensation.  In exchange for your Services, the restrictive covenant obligations described above, the Release provided below and satisfaction of all contractual obligations under the terms of the Employment Agreement, you will receive the following compensation and benefit treatment:

4.1 Payments.

(a) Base Salary; Accrued Obligations.  As consideration for your agreement to provide Services under Section 2 and your agreement to the Restrictive Covenants under Section 3, you will continue to receive your current base salary and employee benefits during the Transition Period.  You will continue be paid through the end of the Transition Period or earlier termination of the Agreement. On the Retirement Date, you will receive payment in respect of your accrued and unused vacation, accrued but unpaid base salary through the Retirement Date and reimbursement of unreimbursed business expenses for which substantiation has been submitted in accordance with the Company’s policies and procedures (collectively, the “Accrued Obligations”).  You acknowledge and agree that as of the date of this Agreement, you have 200 hours of accrued and unused vacation.  The amount of accrued and unused vacation will be adjusted for additional accruals and vacation time taken during the Transition Period.  You acknowledge and agree that you will consult with the CEO regarding scheduling any vacation time during the Transition Period to accommodate the Company’s requirements and to not unduly interfere with the performance of the Services.

(b) COBRA.  You will be offered the opportunity to receive continuation coverage for yourself and your eligible dependents under the Company’s medical and dental plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Retirement Date, provided you timely elect and pay for such coverage.

(c) Severance Pay.  No later than the eighth (8th) day following the Retirement Date, provided that there has not been a Termination for Cause and that the executed Reaffirmation Agreement described in Section 7.6 has been delivered to the Company without revocation, you will be entitled to a lump sum payment of severance in an amount equal to $244,500.00, which is comprised of a “leaving bonus” equivalent to six months of your annual base salary in the amount of $154,500, an additional “leaving bonus” in the amount of $50,000 and an additional payment of $40,000 (collectively, the “Severance Pay”).  The Severance Pay will be subject to applicable tax withholding and will be further reduced by $33,000, representing an offset for repayment of the outstanding loan (which loan was grandfathered under Section 13(k) of the Securities Exchange Act as amended by the Sarbanes-Oxley Act of 2002) to Executive from the Company (the “Loan Offset”).  Executive acknowledges and agrees that payment of the Severance Pay, reduced by the Loan Offset, satisfies any and all “leaving bonus” obligations under the Employment Agreement and is in excess of the amount Executive otherwise would be entitled to.

(d) Deferred Compensation Plan.  Reference is made to that certain Non-Qualified Deferred Compensation Plan between the Company and the Executive dated as of October 19, 2012 (the “Deferred Compensation Plan”).  Provided that there has not been a termination “For Cause” as defined in the Deferred Compensation Plan, Executive will continue to be eligible to receive the benefits of the Deferred Compensation Plan according to its terms.  If, in the determination of the Board, Executive has satisfactorily performed the Services and all of Executive’s other obligations under this Agreement, and provided that there has been no Termination for Cause under this Agreement and that the executed Reaffirmation Agreement described in Section 7.6 has been delivered to the Company without revocation, the Board of Directors will authorize an allocation under the Deferred Compensation Plan for the 2014 plan year and will make a corresponding contribution to the grantor trust in the amount of $50,000 (representing a pro-rata amount of the annual allocation and contribution for 2014 through the Retirement Date).  The timing and the amount of the distribution under the Deferred Compensation Plan of Executive’s vested benefit will be determined according to the terms of the Deferred Compensation Plan.

4.2 Equity Awards. All unvested stock options, restricted stock or other equity compensation granted to Executive prior to the Resignation Date will continue to vest through the Retirement Date.

4.3 Other Compensation Matters.  Notwithstanding anything to the contrary contained in this Agreement (including the Release set forth in Section 7 hereof), you hereby acknowledge that, in connection with your Resignation and Retirement when you cease to be an employee of the Company, you will not be entitled to receive from the Company or an affiliate (i) any additional severance pay or benefits except as provided in Section 4.1 and Section 4.2, or (ii) any retiree termination welfare benefits (other than health care continuation coverage that you may be entitled to elect pursuant to Section 4980B of the Code), in each case including, but not limited to any severance pay or benefits pursuant to the Employment Agreement.  Your participation in all Company perquisites will cease as of the Retirement Date.

5. Nondisparagement.  The Executive agrees to refrain from making any false or misleading statements or comments about the Company and any of its respective affiliates, their officers, directors, personnel, or any of their products and services.  The Executive agrees to refrain from making any disparaging remarks to any person  (other than comments to Executive’s immediate family members or advisers that are made on a confidential basis and are not repeated or published by such persons) about the Company and any of its respective affiliates, their officers, directors, their respective personnel, and their respective products and services; except to the extent otherwise required by applicable law.

6. Cooperation.  In order to ensure a smooth transition from Executive’s employment with Company, Executive agrees to provide reasonable assistance to and cooperation with Company following the Retirement Date in connection with any Company matters for which Executive had knowledge or responsibility while employed by Company.  If Company is involved in any legal action or investigation after Executive’s Retirement Date relating to events which occurred during Executive’s employment (including without limitation, the Malulani Investments Limited, Starn O’Toole, the Blumenfeld Enterprises Inc. and the Urquhart matters) Executive will cooperate with the Company to the fullest extent reasonably possible (taking into consideration Executive’s schedule and other commitments) in the preparation, prosecution, or defense of the Company’s case, including, but not limited to, required travel, appearances and testimony, the execution of affidavits or documents or providing information requested by the Company.  Company will reimburse Executive for reasonable pre-approved out-of-pocket expenses and reasonable pre-approved compensation (if Executive is no longer receiving Base Salary or severance payments), based on an hourly rate of $200 per hour, for time related to such assistance.

7. Release.  You hereby acknowledge that the Company’s obligations under Section 4 hereof are in excess of any payments or benefits to which you are entitled under law, contract or otherwise and are contingent upon your timely execution of, and failure to revoke this Agreement, including the release of claims set forth in this Section 7 (the “Release”).  In the event that you do not timely execute the Agreement or if you timely revoke the Agreement as described below, the Company will have no obligations to you under this Agreement.  For purposes of this Section 7, “Released Parties” include the Company and its affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

7.1 You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge the Released Parties from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held against any Released Party, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

(a) Arising out of or in any way related to your employment with or separation of employment from the Company, or any contract or agreement between you and the Company or the termination thereof;

(b) Arising out of or in any way related to any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, discipline, work hours, demotion, transfer, termination, compensation, performance review, or training; (iv) any statements or alleged statements by the Company or any of the Released Parties regarding Executive, whether oral or in writing; (v) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, compensatory damages, or lost wages; or (vi) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever.

(c) Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); the California Fair Employment and Housing Act or any other federal, state or local law relating to employment or discrimination in employment or any other fair employment practices statute(s) of any state, in all cases arising out of or relating to your employment by Reading or investment in Reading or your services as an officer or employee of Reading or its subsidiaries, or otherwise relating to the termination of such employment or services.

(d) Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, including, but not limited to, the Employment Agreement; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

(e) Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Released Party, at any time prior to the date you sign this Agreement.

7.2 You agree that, except as set forth in this Agreement, you are not entitled to any payment or benefits from any of the Released Parties, including, but not limited to, any payments or benefits under any plan, program or agreement with any Released Party, including, but not limited to, the Employment Agreement.

7.3 You agree that, this Agreement extinguishes all claims and charges that you could have raised against any of the Released Parties, whether known to you or not.  You expressly waive all rights and benefits under Section 1542 of the California Civil Code and any similar law of any state or territory of the United States. Section 1542 of the California Civil Code provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7.4 You hereby represent that you know of no claim that you have that has not been released by this Section 7.

7.5 Nothing contained in this Release will (i) release any claim that cannot be waived under applicable law, (ii) release your rights to any benefits under any employee welfare benefit plan of the Company, the 401(k) Plan or with respect to the right to elect health care continuation under COBRA, (iii) release any entitlement to or with respect to indemnification which you may have pursuant to agreement, the Company’s bylaws, any policy of insurance maintained by the Company or otherwise under law, or (iv) be construed to release your rights under this Agreement or be construed to prohibit or restrict you in any manner from bringing appropriate proceedings to enforce this Agreement.  You acknowledge that your execution of this Agreement terminates any claims you previously held to any and all compensation and employee benefits, other than those specifically identified in this Agreement.

7.6 By signing this Agreement, you represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Released Parties arising out of or relating to any of the matters set forth in this Section 7. You further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.  As a condition to continued receipt of payments under Section 4 after the Retirement Date, you hereby agree to reaffirm the release terms of this Section 7 applicable to the period between execution of this Agreement and the Retirement Date by executing a reaffirmation agreement (the “Reaffirmation Agreement”) substantially in the form attached hereto as Schedule A.

8. General Provisions.

8.1 Severability.  It is the desire and intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8.2 No Admission. By entering into this Agreement, the parties do not admit to, and expressly deny, any wrongdoing.

8.3 Return of Property.  You agree to return to the Company, on or prior to the Retirement Date, all files, records, documents, reports, computers and other property of the Company in your possession or control, including, but not limited to, any documents or other materials containing Confidential Information, and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items.  Executive will be permitted to copy and remove any electronic files on the computer or cell phone that contain his personal information (but not any Confidential Information or proprietary Company information or data), including contact information.

8.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement will be in writing and will be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the President of the Company, or to such other address as either party may specify by notice to the other actually received.

8.5 Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by your legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

8.6 Governing Law; Captions; Amendment. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

8.7 Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are either exempt from or intended to be in compliance with the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting will be completed in a manner consistent with such view.  The Company and you each agree that upon the Retirement Date, you will experience a “separation from service” for purposes of Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A will be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement will be treated as a separate payment of compensation.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, fee amounts in Section 4.1 that constitute nonqualified deferred compensation and would otherwise be payable pursuant to this Agreement on account of separation from service during the six-month period immediately following the Retirement Date will instead be paid on the first business day after the date that is six months following the Retirement Date (or death, if earlier).  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-

kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Neither the Company nor its affiliates will be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income.  You acknowledge and agree that the Company will not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

8.8 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

8.9 Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

8.10 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein, and together with the Restrictive Covenants that survive, and the Reaffirmation Agreement supersede all prior agreements, understandings and representations, written or oral, with respect to those subjects, including, but not limited to the, Employment Agreement.  Without limiting the generality of the foregoing, you acknowledge that the Employment Agreement will be terminated upon the effectiveness of this Agreement.

8.11 Legal Fees. The Company will reimburse you for the legal fees, incurred by you in connection with the negotiation and execution of this Agreement, up to a maximum of $5,000.  Such reimbursement will be made by the Company within twenty business days of your submission to the Company of an invoice or invoices from counsel, which submission will be made no later than June 15, 2014.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and which together will be deemed to be one and the same instrument.

9. Consultation with Attorney; Voluntary Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release set forth in Section 7 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily, and without coercion. You acknowledge that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in Section 7 above, although you may sign and return it sooner if you so desire. You further acknowledge that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company to the attention of James J. Cotter, Jr., President, no later than 5:00 p.m. Pacific Time on the seventh (7th) day of the Revocation Period.  If no such revocation occurs, the General Release and this Agreement will become effective on the eighth (8th) day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it will have no force or effect.

10. Other Representations.  You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.  Executive, by his initials set forth below, acknowledges and agrees that he was given a copy of this Agreement on the 20th day of May, 2014, to review and consider execution of the terms and conditions contained herein.

__/S/ AJM___________
Executive’s Initials

[Signature page follows]

READ CAREFULLY BEFORE SIGNING

THIS SEPARATION AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND A WAIVER OF YOUR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS WELL AS OTHER FEDERAL, STATE AND LOCAL LAWS PROTECTING EMPLOYEE RIGHTS.  IF YOU SIGN THIS AGREEMENT, YOU ARE WAIVING ALL OF YOUR RIGHTS TO ASSERT ANY CLAIMS UNDER THESE LAWS.  PLEASE READ THIS AGREEMENT CAREFULLY AND SEEK THE ADVICE OF AN ATTORNEY REGARDING THE LEGAL EFFECT OF SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written opposite their signature.

“Executive”

Date: May 30, 2014___/s/   Andrzej Matyczynski________

Andrzej Matyczynski, an individual

“Company”

Reading International, Inc.

Date: May 30, 2014By:_/s/   James J. Cotter____________

James J. Cotter, President